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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

November 27, 2006
Date of Report (Date of earliest event reported)

METALDYNE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-12068 (Commission file number)	38-2513957 (I.R.S. Employer Identification No.)

47659 Halyard Drive, Plymouth, Michigan 48170
(Address of principal executive offices)

(734) 207-6200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communication s pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On November 27, 2006, Metaldyne Corporation (the "Company") entered into an Amended and Restated Agreement and Plan of Merger, dated as of November 27, 2006 (the "Merger Agreement"), by and among the Company, Asahi Tec Corporation, a Japanese corporation ("Asahi Tec"), and a wholly-owned subsidiary corporation of Asahi Tec formed under the laws of Delaware ("Acquisition Sub"). Pursuant to the Merger Agreement, Acquisition Sub will merge with and into the Company and the Company, which will continue as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Asahi Tec (the "Merger"). The transaction is targeted to be completed not later than January 15, 2007, but the transaction may close sooner if the conditions in the Merger Agreement are satisfied or waived.

        The Merger Agreement is an amendment and restatement of the Agreement and Plan of Merger, dated as of August 31, 2006, previously entered into by the parties. In substance, the changes relate primarily to (i) a reduction in the amount of merger consideration to be received by Metaldyne common stockholders and Metaldyne's series B preferred stockholder; (ii) elimination of a condition relating to a tender offer for outstanding Metaldyne senior subordinated debt securities to reflect discussions with committees representing Metaldyne's outstanding notes; and (iii) an extension of the scheduled expiration date of the merger agreement. Other transaction documents to which Asahi Tec and certain Metaldyne stockholders are parties have been amended to reflect the revised terms in the Merger Agreement. In addition, Asahi Tec has received revised debt financing commitments for the Merger and related transactions and agreed to increase its equity contribution to $200 million in Metaldyne for debt reductions and to finance the Merger and related transactions, of which $185 million will be obtained from Asahi Tec's largest stockholder and its co-investors and $15 million will be obtained from Metaldyne's largest stockholder.

        At the effective time of the Merger, each share of common stock of the Company owned by the Company's largest common stockholders (the "principal company stockholders") will be converted into the right to receive US$1.5243 in cash, without interest. Each remaining share of common stock of the Company (other than shares owned by the Company, Asahi Tec and Acquisition Sub and dissenting shares) will be converted into the right to receive US$2.57 in cash, without interest. The holders of these shares will receive a higher price per share if the Asahi Tec common stock price over a 30 trading day period prior to closing is higher than the Asahi Tec common stock price for the similar period prior to the signing of the Merger Agreement. Based on the terms of the originally signed merger agreement, assuming the merger had been effected on November 17, 2006, the non-principal company stockholders would have been entitled to receive approximately $3.69 per share by reason of the improvement in the Asahi Tec common stock price subsequent to the August 31st signing.

        The principal company stockholders have been required, and have agreed, to reinvest the cash they receive in the Merger in common stock of Asahi Tec to be issued in a private placement. As a result of Japanese law requirements, the shares will be issued at a discount to the average closing price of Asahi Tec common stock over a 30 trading day period prior to the signing of the original merger agreement on August 31, 2006 (¥206) to be reflective of the same discount to be received by the other Asahi Tec investors involved in these transactions. However, as a result of the reduction in merger proceeds, the principal company stockholders will have a reduced investment in Asahi Tec. The reduced value of the principal company stockholders' Asahi Tec investment as a result of the revised transaction is proportionate to the reduction in value for the non-principal company stockholders. The principal company stockholders remain subject to the risk of declines in Asahi Tec common stock prices with respect to their reinvestment.

        In addition, holders of the Company's preferred stock will receive cash for their shares on the same basis as set forth in the Merger Agreement. The holders of the Company's series A and series A-1 preferred stock have been required, and have agreed, to reinvest the cash they receive in the Merger in Asahi Tec convertible preferred stock to be issued in a private placement. These terms are unchanged. The holder of the Company's series B preferred stock has agreed to reduced merger proceeds from what it would have otherwise received as a result of its August 31, 2006 agreement and has also been required, and has agreed, to reinvest the cash it receives in the Merger in Asahi Tec's common stock to be issued in a private placement at the same discount discussed above. The reduced value for the Series B preferred stockholder was proportionate to the reduction in value of the Company's common stockholders.

        The Company understands that, after giving effect to the reinvestment and new equity investments (without giving effect to convertible preferred stock to be issued in connection with the transactions since the conversion rate is not presently determinable), by RHJ International SA ("RHJI") and its co-investors and Heartland Industrial Partners, L.P. ("Heartland"), the principal company stockholders will own approximately 20.4% of the outstanding common stock of Asahi Tec on a fully diluted basis and RHJI will remain the largest shareholder of Asahi Tec with approximately 41.1% of the outstanding common stock of Asahi Tec on a fully diluted basis. The principal company stockholders represent approximately 97% of the outstanding shares of the Company's common stock and include affiliates of Heartland and its co-investors, CSFB Private Equity and Masco Corporation. Heartland also owns the series B preferred stock.

        The Merger has been approved by the boards of directors of the Company, Asahi Tec and Acquisition Sub. At Asahi Tec's request, following approval by the Company's board of directors, the required majority of the Company's stockholders delivered written consents to approve the Merger. The preferred stockholders have also consented to the Merger in connection with their agreement to reinvest the cash received in the Merger in Asahi Tec securities. Asahi Tec has also solicited and obtained the approval of its shareholders to the transactions contemplated by the private placement agreements with the reinvesting stockholders; however, this approval, which was obtained on November 16, 2006, will expire after January 16, 2007 so that, if the Merger is not closed by that date, Asahi Tec would need to call another shareholders meeting following a new required notice period of between eight and ten weeks. The merger agreement has been modified to extend its scheduled expiration date to March 15, 2007. There can be no assurance that a new approval could be timely obtained or that the merger conditions would be satisfied at the relevant time.

        The Merger Agreement contains typical representations, warranties, covenants and conditions. In addition, closing the Merger is subject to the satisfaction or waiver of certain additional conditions, including U.S. and Japanese regulatory approvals, the absence of any material adverse change in Asahi Tec, the absence of any material adverse change in the Company, the closing of the private placement of Asahi Tec securities to the principal company stockholders and the Company's preferred stockholders representing their reinvestment of the cash received in the Merger, stockholder approval at Asahi Tec, the refinancing of Metaldyne's senior bank debt, receipt of financing required to complete the transactions contemplated in the Merger Agreement and the receipt of certain consents and waivers from the Company's bondholders to certain amendments to the terms of the bonds primarily to permit the Merger and to waive the bonds' change of control provisions. It is a condition to the Merger Agreement that these consents be obtained on specified terms reflecting Asahi Tec's most recent position with steering committees purporting to represent a majority of the holders of two of Metaldyne's outstanding debt securities or with such changes thereto as are acceptable to Asahi Tec. In addition, it is a condition to the Merger Agreement that an intercreditor agreement among a collateral agent for noteholders, an intercreditor agent for the senior bank lenders and the Company be entered into in the form proposed by the senior lenders or with such changes as are acceptable to Asahi Tec. The terms on which Asahi Tec requires that the consents be obtained are set forth in Schedule 6.11(b) to the Merger Agreement, which is attached to the Merger Agreement included as Exhibit 2.1 to this Form 8-K. As of the date hereof, the Company understands that Asahi Tec believes the financial and other key terms have been agreed to by the steering committees, but that the committees have proposed certain changes to other terms which are being considered, and no formal agreement consenting to the terms has been entered into by the members of the committees. Therefore, there remains a material risk that consents cannot be achieved on the terms required by the Merger Agreement. With the consent Asahi Tec, Metaldyne intends to formally commence, as soon as practicable, the consent solicitations pursuant to customary documentation on terms reflecting discussions with the Committees.

        Asahi Tec has obtained equity and debt financing commitments and Acquisition Sub has obtained debt financing commitments, in each case subject to certain closing conditions, in an aggregate amount sufficient for Asahi Tec to pay the aggregate consideration required to complete the transactions contemplated in the Merger Agreement and all related fees and expenses. There can be no assurances that the conditions to these financings will be satisfied or waived.

        The new senior term debt to be incurred by the Company in connection with the Merger will be used to refinance and replace the Company's existing senior credit and accounts receivable facilities and pay related fees and expenses. The Merger Agreement provides that Asahi Tec may elect not to close if both the Company's corporate credit ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Group are not at least B3/B- or better (with a stable outlook) and the cost of the new senior term loans under the new credit facilities are greater than LIBOR plus 450 basis points, but this level has been modified to 500 basis points if the closing occurs after December 31, 2006.

        The applicable waiting periods have expired under the Hart-Scott-Rodino Antitrust Improvements Act and under French and German antitrust regulations and Metaldyne does not believe there are any material regulatory impediments to closing the merger at this time, apart from the need to timely clear an information statement/proxy statement with the United States Securities and Exchange Commission (the "SEC").

        The Company will file an amended information statement/proxy statement with the SEC as soon as practicable for the transaction.

        There can be no assurance that the conditions to the Merger will be satisfied or waived.

        A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement. The Company's representations contained in the Merger Agreement should not be construed as a representation by the Company to any investor. Such statements are for the purpose of confirming certain due diligence matters as between the parties and may represent an allocation of risks as between the parties as part of a negotiated transaction. Such representations may be further qualified by disclosures made by the Company to Asahi Tec or by materiality standards.

        In addition, certain amended and restated documents were executed in connection with the Merger Agreement, including, among others, a Stock Purchase Agreement among Asahi Tec, the principal company stockholders and the representative of the principal company stockholders, two separate Preferred Stock Purchase Agreements between Asahi Tec and the holders of the Company's series A and series A-1 preferred stock, a Stock Purchase Agreement between Asahi Tec and the holders of the Company's series B preferred stock.

        Metaldyne's previous announcement concerning its intention to distribute shares of TriMas Corporation common stock owned by it, subject to the occurrence of the Merger and certain other conditions, to Metaldyne common stockholders of record one business day prior to the consummation of the Merger has not been affected by the revised merger terms.

Item 5.01. Changes in Control of Registrant

        See the description contained under the heading "Entry Into a Material Definitive Agreement" in Item 1.01 above, which disclosure is hereby incorporated into this Item 5.01 by reference.

Item 7.01 Regulation FD Disclosure.

        As previously disclosed, Metaldyne entered into confidentiality agreements with members of the steering committee of holders of the 11% Notes (the "Subordinated Committee") and members of the steering committee of holders of the Senior Notes (the "Senior Committee") for the purpose of allowing it and Asahi Tec to discuss alternatives for obtaining consents required in connection with the Merger and related transactions. The confidentiality agreements require the members of the Committees to maintain the confidentiality of information concerning the proposed transactions that has not been the subject of previous disclosure by Metaldyne or that relates to potential terms for the consent solicitations, as well as any other information that is material and non-public. The confidentiality agreements expressly require that Metaldyne disclose such confidential information not later than the expiration of the confidentiality agreements, as extended, which is presently scheduled to occur on November 29, 2006 (unless further extended). The following is furnished solely with a view towards compliance with Regulation FD and will not be deemed an admission of materiality of any information provided herein.

        In connection with discussions with the Committees, Asahi Tec shared an estimated sources and uses for the Merger reflecting the revised Merger terms, increased equity commitments, revised debt commitments and anticipated consent solicitations. The following is the material information reflected in that estimated sources and uses of cash for the Merger and related transactions at the Metaldyne level based on amounts outstanding at October 1, 2006. Sources of funds and actual amounts may vary from those in the table below due to the foregoing and that the actual closing date will not be October 1, 2006. The Company estimates that if the closing were to occur on December 31, 2006 the debt balance to be refinanced would be approximately $15.8 million lower and there would be no new revolving facility drawing at closing.

Sources:
(in millions)
New term loan facility	$420.0
New revolving facility(1)	$15.8
Aozora Bridge Loan(2)	$178.0
New cash equity investment(3)	$200.0

Total sources	$813.8

Uses:
Cash purchase of Metaldyne equity(4)	$181.4
Refinancing of existing senior credit facilities	$491.8
Repayment of accounts receivable securitization facility	$37.7
Payment of consent fees	$47.9
Payment of estimated fees and expenses	$55.0

Total uses	$813.8

(1)
The amount committed under the new asset based revolving credit facility is $150 million subject to a borrowing base. Actual amounts drawn will depend upon balances required to be repaid under the existing revolving credit facility and accounts receivable securitization facility, which will depend upon working capital requirements.

(2)
This is the portion of a one-day bridge loan being provided to Asahi Tec that will be used to fund Acquisition Sub to effect the Merger. The entire balance will be repaid with funds received by Asahi Tec from the issuance of new equity securities of Asahi Tec to the principal company stockholders and the Metaldyne preferred stockholders for merger proceeds.

(3)
Represents the $185 million equity commitment of RHJI and its co-investors to Asahi Tec and the $15 million equity commitment of Heartland to Asahi Tec.

(4)
All but approximately $3.4 million of the merger consideration payable in respect of the common stock and preferred stock is required to be reinvested in Asahi Tec equity securities.

Item 8.01 Other Events.

        On November 27, 2006, the Company issued a press release announcing the execution of the Merger Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is hereby incorporated into this Item 8.01 by reference.

* * * *

        Information regarding the participants and their interests in the solicitation discussed above is set forth in the Preliminary Information Statement in Schedule 14C, Preliminary Proxy Statement in Schedule 14A and Schedule 13E-3 filed by Metaldyne with SEC on October 5, which is subject to modification to reflect the revised terms of the Merger discussed above.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

        The following exhibits are filed herewith:

2.1	Amended and Restated Agreement and Plan of Merger, dated as of November 27, 2006, by and among Metaldyne Corporation, Asahi Tec Corporation and Argon Acquisition Corp. *
99.1	Press Release, dated November 27, 2006, of Metaldyne Corporation, announcing the execution of the Agreement and Plan of Merger.

*
Schedules to this exhibit (other than Schedule 6.11(b) thereto) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally copies of any of the omitted schedules and exhibits to the SEC upon request.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 28, 2006

METALDYNE CORPORATION
By:	/s/ JEFFREY M. STAFEIL
	Name:	Jeffrey M. Stafeil
	Title:	Executive Vice President and Chief Financial Officer

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  Item 1.01. Entry into a Material Definitive Agreement.
  Item 5.01. Changes in Control of Registrant
  Item 7.01 Regulation FD Disclosure.
  Item 8.01 Other Events.
  Item 9.01 Financial Statements and Exhibits.
SIGNATURES